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                                  EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

        We hereby consent to the use in this Registration Statement on Form S-4 for Western Sierra Bancorp of our report dated February 2, 2001 (except to Notes 10 and 14 to which the date is October 26, 2001) relating to the consolidated financial statements of Western Sierra Bancorp and Subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000. We did not audit the financial statements of Sentinel Community Bank as of and for the years ended December 31, 1999 and 1998. Those statements, included in the 1999 and 1998 restated consolidated totals, were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Sentinel Community Bank, is based solely on the reports of the other auditors.

        We also consent to the use in this Registration Statement on Form S-4 for Western Sierra Bancorp of our report dated January 31, 2001 relating to the financial statements of Central California Bank as of December 31, 2000 and 1999 and for the years then ended and the period from April 24, 1998 (date operations commenced) to December 31, 1998.

        We further consent to the reference to our firm under the heading "Experts" in this Registration Statement.


                                                 /s/ Perry-Smith LLP


Sacramento, California
January 14, 2002